Exhibit 10.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (the “Second Amendment”) is made as of November 5, 2026 (the “Second Amendment Effective Date”), by and among EveryLife Inc., a Delaware corporation, and EveryLife Women, LLC, a Florida limited liability company (together, jointly and severally, “Seller”), and FreeHold Brands, LLC, a Wyoming limited liability company (“Buyer”).

WITNESSETH THAT:

WHEREAS, Seller and Buyer executed and entered into that certain Asset Purchase Agreement, dated July 28, 2026 (the “Original Agreement”), for the sale and purchase of substantially all assets in Seller’s business;

WHEREAS, Seller and Buyer executed and entered into that certain First Amendment to Asset Purchase Agreement, dated as of September 15, 2026 (the “First Amendment” and, together with the Original Agreement, the “Agreement”), pursuant to which the Outside Date, as defined in the Agreement, was extended from September 26, 2026 to October 26, 2026; and

WHEREAS, Seller and Buyer desire to further amend the Agreement, as set forth in this Second Amendment, to (1) further extend the Outside Date, (2) revise the manner in which the Purchase Price is paid, such that a portion of the Purchase Price is paid in cash at the Closing and the remaining balance is paid pursuant to a seller-financed promissory note, and (3) provide for a mutual release of certain claims under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.	Extension of Outside Date. The “Outside Date” as defined in Section 8.1(c) of the Agreement, as previously extended by the First Amendment, is hereby further extended from October 26, 2026 to November 5, 2026.

2.	Payment of Purchase Price. Section 2.4 of the Agreement is hereby amended by adding the following new Section 2.4(c):

“Payment of Purchase Price. The Adjusted Purchase Price shall be paid by Buyer to Seller as follows: (i) at the Closing, One Million Dollars ($1,000,000) in cash by wire transfer of immediately available funds in accordance with Section 2.5 (the “Closing Cash Payment”); and (ii) the remaining balance of the Purchase Price, being Four Million Five Hundred Thousand Dollars ($4,500,000), as reduced by any reduction to the Purchase Price pursuant to Section 2.4(b) (the “Seller Note Amount”), by delivery at the Closing of a promissory note made by Buyer payable to Seller in an original principal amount equal to the Seller Note Amount (the “Seller Note”).” The form of Seller Note is attached hereto as Exhibit E.

3.	Conforming Amendments.

(a)	The last sentence of Section 2.4(b) of the Agreement is hereby amended and restated in its entirety to read as follows: “Any reduction to the Purchase Price pursuant to this Section 2.4(b) shall be reflected as a reduction to the original principal amount of the Seller Note and not as a reduction to the Closing Cash Payment.”

(b)	Section 2.5 of the Agreement is hereby amended by deleting the words “the Adjusted Purchase Price” at the end of clause (b) thereof and replacing them with “the Closing Cash Payment”.

(c)	Section 2.7(a) of the Agreement is hereby amended and restated in its entirety to read as follows: “(a) The Closing Cash Payment by wire transfer to an account specified by Seller in writing delivered to Buyer at least three (3) business days prior to the Closing Date;”.

(d)	Section 2.7 of the Agreement is hereby further amended by adding the following new Section 2.7(f): “(f) The Seller Note, duly executed by Buyer.”

(e)	For purposes of Section 7.6(d)(iv) of the Agreement, the Purchase Price “actually paid or delivered to Seller” shall include the Closing Cash Payment and the original principal amount of the Seller Note, it being agreed that delivery of the Seller Note at the Closing constitutes delivery of such portion of the Purchase Price.

(f)	The form of Seller Note attached to this Second Amendment as Exhibit E is hereby added to the Agreement as Exhibit E thereto.

(g)	Section 4.1(c) of the Agreement is hereby amended by inserting, immediately before the period at the end of the first sentence thereof, the words “, other than any permit, consent, waiver, approval or authorization that has been obtained on or prior to the Closing Date”. The foregoing amendment shall be effective as of the date of the Original Agreement.

4.	Deletion of Financing Condition; Buyer Funds.

(a)	Section 6.1(e) of the Agreement is hereby deleted in its entirety and replaced with “(e) [Reserved].”

(b)	Section 4.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Sufficiency of Funds; Solvency.

(a) Buyer has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to (i) pay the Closing Cash Payment, (ii) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement, and (iii) satisfy all other payment obligations of Buyer at the Closing.

(b) Immediately after giving effect to the Closing, including the issuance of the Seller Note, Buyer will be solvent and able to pay its debts as they become due.

(c) Buyer’s obligation to consummate the Closing is not subject to any condition regarding Buyer’s or any other Person’s ability to obtain financing; provided, however, that nothing in this Agreement shall limit any right of Buyer under the Seller Note, including any right to extend the maturity of the Seller Note.

(d) Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.5 are made solely as of the effective date of the Second Amendment to this Agreement and as of the Closing Date.”

(c)	Section 6.2(a) of the Agreement is hereby amended by replacing the reference to “Sections 4.1, 4.2, 4.3, and 4.4” with “Sections 4.1, 4.2, 4.3, 4.4, and 4.5”. For the avoidance of doubt, the foregoing amendment applies solely for purposes of Section 6.2(a) and shall not modify the references to Sections 4.1, 4.2, 4.3, and 4.4 in Section 7.6(d)(ii) or Section 7.6(e) of the Agreement.

(d)	Buyer Right of Setoff. ARTICLE 7 of the Agreement is hereby amended by adding the following new Section 7.10:

“Right of Setoff. Notwithstanding anything to the contrary in this Agreement, the Seller Note or any Related Agreement, Buyer may set off against any amount payable under the Seller Note (a) any amount owed to any Buyer Indemnified Person under this ARTICLE 7 or otherwise under this Agreement that has been agreed by Seller, has not been disputed by Seller in accordance with Section 7.3, or has been finally determined by a final, non-appealable Order, (b) subject to the requirements and limitations of Section 4 of the Seller Note, the amount of any claim set forth in a Notice of Claim delivered in good faith, pending final resolution of such claim, and (c) any amount that Buyer is entitled to set off under Section 5(f) of the Transition Services Agreement; provided that Buyer shall pay to the holder of the Seller Note any amount withheld under clause (b) that is finally determined not to be owed, together with interest at the rate then applicable under the Seller Note, within ten (10) Business Days after such final determination. Any amount set off under clause (a) or clause (c) shall be treated as a payment under the Seller Note to the extent of the amount set off, any amount withheld under clause (b) shall be treated as a payment under the Seller Note only when finally determined to be owed (and then as of the date withheld), and no setoff or withholding made in accordance with this Section 7.10 and Section 4 of the Seller Note shall constitute a default or event of default under the Seller Note. The rights of Buyer under this Section 7.10 shall be binding upon any holder, successor or assignee of the Seller Note.”

5.	Mutual Release. Effective as of the Second Amendment Effective Date, each of Seller and Buyer, for itself and its Affiliates, successors and assigns, hereby irrevocably releases and forever discharges the other Party and its Affiliates, and their respective directors, officers, managers, members, employees, agents and representatives, from any and all claims, demands, actions, causes of action, Liabilities and Losses, whether known or unknown, arising out of or relating to the Agreement or the negotiation, performance or non-performance thereof, in each case to the extent arising from facts, events or circumstances occurring on or prior to the Second Amendment Effective Date, including any claim arising from or relating to (a) Buyer’s efforts to obtain, or failure to obtain, debt financing, including under Section 4.5 or Section 6.1(e) of the Agreement as in effect prior to the Second Amendment Effective Date, or (b) the failure of the Closing to occur on or prior to any prior Outside Date; provided, however, that nothing in this Section shall release (i) any obligation of either Party under the Agreement as amended by this Second Amendment, the Seller Note or any other Related Agreement to be performed after the Second Amendment Effective Date, (ii) any representation or warranty set forth in the Agreement (as amended hereby) or any right to indemnification under ARTICLE 7 of the Agreement in respect thereof, other than with respect to the matters described in clauses (a) and (b) above, or (iii) any claim arising from Fraud. Section 9.16(c) of the Agreement shall apply to this release mutatis mutandis. This Section shall survive any termination of the Agreement.

6.	Guarantor Reaffirmation. Concurrently with the execution of this Second Amendment, Seller shall cause Guarantor to execute and deliver to Buyer a reaffirmation of the Guaranty in the form attached hereto as Exhibit F (the “Guarantor Reaffirmation”). This Second Amendment shall not be effective until the Guarantor Reaffirmation has been executed and delivered to Buyer.

7.	Capitalized Terms. Except to the extent defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meanings ascribed to them in the Agreement.

8.	Full Force and Effect. Other than to the extent expressly modified and amended by this Second Amendment, Seller and Buyer ratify the Agreement and acknowledge that it shall remain in full force and effect in accordance with its terms. The provisions of this Second Amendment, to the extent inconsistent with any other provision of the Agreement, shall prevail.

9.	Counterparts. Any number of counterparts of this Second Amendment may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument. For purposes of this Second Amendment, a signature delivered by electronic means shall be as binding upon the delivering party as an original signature.

10.	Governing Law. This Second Amendment shall be construed in accordance with the laws of the State of Delaware without giving effect to any conflicts of law rules thereof that would direct the application of the law of any other jurisdiction.

[Signatures on the following page.]

IN WITNESS WHEREOF, Seller and Buyer have caused their duly authorized representatives to execute, seal and deliver this Second Amendment, all as of the first date written above.

BUYER:
FREEHOLD BRANDS, LLC

By:	/s/ Evans Richard
Name: Evans Richards
Title: Manager

SELLER:
EVERYLIFE INC.

By:	/s/ Sarah Gabel Seifert
Name: Sarah Gabel Seifert
Title: President and Chief Executive Officer

EVERYLIFE WOMEN, LLC

By: PSQ Holdings, Inc.
Its: Sole Member

By:	/s/ Dusty Wunderlich
Name: Dusty Wunderlich
Title: Chief Executive Officer

[Signature Page to Second Amendment to APA]